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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported): January 27, 2003



                        Telecommunication Products, Inc.
             (Exact name of Registrant as specified in its charter)


Colorado                             0-11882                     84-0916299
(State or other               (Commission File Number)        (I.R.S.Employer
jurisdiction of                                              Identification No.)
incorporation)


 9171 Wilshire Boulevard, Suite B, Beverly Hills, California         90210
 (Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code: (310) 281-2571


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ITEM 6. TERMINATION OF AN OFFICER, DIRECTOR AND CONSULTANT FOR CAUSE.

On September 6, 2002, the Registrant entered into an employment agreement ("Agreement") with Mr. Timothy C. Palmer to act as a member of and its Chairman of the Board of Directors which was fully reported in Registrant's Form 10-QSB as Exhibit 10.3 for the period ended September 30, 2002. On November 1, 2002, the Agreement was superceded and replaced by mutual agreement of all parties by a Consulting Agreement entitled "Retainer Agreement." Mr. Palmer thereafter retained his position as a non-executive Chairman of the Board for the Registrant.

As a result of alleged wrongdoing and a failure of consideration pursuant to said agreements, the Board of Directors requested that Mr. Palmer resign as an officer and as a member of the Board of Directors. Upon refusing to do so, Mr. Palmer was thereafter terminated for cause pursuant to the Agreement and the Registrant's bylaws with immediate effect following a duly noticed meeting of the Board of Directors held on January 27, 2003. Among other matters, Mr. Palmer sought to circumvent corporate opportunities with the intent of injuring existing business relationships and failed to disclose the existence of finder's fees and other arrangements with third parties to the detriment of the Registrant. In order to protect the interests of the Registrant's shareholders, all other members of the Board of Directors voted unanimously for the immediate termination of Mr. Palmer's Agreement with the Registrant.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                TELECOMMUNICATION PRODUCTS, INC.



Date:  February 5, 2003                         /s/ Robert C. Russell
                                                --------------------------------
                                                Name:  Robert C. Russell
                                                Title: President